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                                                                   EXHIBIT 99(b)

FOR IMMEDIATE RELEASE

                         REGENERON COMPLETES ENROLLMENT
                  OF PHASE III STUDIES FOR SHORT-TERM TREATMENT
                      REGIMENS WITH AXOKINE(R) FOR OBESITY

     STUDIES WILL MEASURE SHORTER DOSING PERIODS AND SUBJECTS' ABILITY
             TO MAINTAIN WEIGHT LOSS WITHOUT RAPID WEIGHT GAIN
                        FOLLOWING CESSATION OF TREATMENT

Tarrytown, NY (July 25, 2002) - Regeneron Pharmaceuticals, Inc. (Nasdaq: REGN) announced today that it has completed enrollment for two additional studies within its Phase III clinical development program of AXOKINE for the treatment of obesity. The trials are designed to study maintenance of weight loss following short-term treatment regimens with AXOKINE.

"Full enrollment of these studies marks another important milestone in the development of AXOKINE," said Hans-Peter Guler, M.D., Regeneron's Vice President, Clinical Sciences. "In our Phase II trial, subjects treated with AXOKINE for three months experienced, on average, statistically significant weight loss that was not followed by the rapid rebound weight gain often associated with weight loss programs. These new studies are designed to confirm these earlier results."

Commenting on the overall Phase III program, Dr. Guler said, "We have now enrolled more than 2,600 participants in four separate studies and plan to initiate additional specialized and confirmatory studies later this year. In our pivotal trial, which enrolled nearly 2,000 patients, the average time on study

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exceeds eight months. The final patient in the pivotal trial will complete 12 months of treatment early next year, and we expect to have weight loss data in the spring of 2003."

THE SHORT-TERM TREATMENT STUDIES

The randomized, double-blind, short-term treatment studies will assess the safety and efficacy of AXOKINE compared with placebo in two different dosing periods. Participants in the first study are being given AXOKINE or placebo for 6 months and will then be observed for another 6 months off-treatment. The companion study is treating subjects with AXOKINE or placebo for 3 months and will observe them for an additional 9 months off-treatment. The primary end-point of these studies is weight loss at the end of 12 months.

The trials, running concurrently and each with about 300 subjects, are being conducted at approximately 20 study sites within the U.S. At the end of the initial 12-month treatment and observation periods of the two studies, participants will receive an additional 6 months of treatment of which 3 months is on AXOKINE and 3 months on placebo. A follow-up evaluation will be made to assess the safety and weight-loss effects of re-treatment with AXOKINE.

ABOUT REGENERON

Regeneron is a biopharmaceutical company that discovers, develops, and intends to commercialize therapeutic medicines for the treatment of serious medical conditions. Regeneron has therapeutic candidates in clinical trials for the potential treatment of obesity, rheumatoid arthritis, and cancer, and has preclinical programs in asthma, allergies, and other diseases and disorders. Regeneron's platform technologies include Targeted Genomics(TM), Functionomics(TM), and Designer Protein Therapeutics(TM).
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This news release discusses historical information and includes forward-looking statements about Regeneron and its products, programs, finances, and business, all of which involve a number of risks and uncertainties, such as risks associated with preclinical and clinical development of drugs and biologics, determinations by regulatory and administrative governmental authorities, competitive factors, technological developments, the availability and cost of capital, the costs of developing, producing, and selling products, the potential for any collaboration agreement to be canceled or to terminate without any product success, and other material risks. A more complete description of these risks can be found in Regeneron's filings with the United States Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2001 and the Form 10-Q for the quarter ended March 31, 2002. Regeneron does not undertake any obligation to update publicly any forward-looking statement, whether as a result of new information, future events, or otherwise, unless required by law.

                                       ###

Investor Relations Contact:   Charles Poole
                              Vice President, Investor Relations
                              Regeneron Pharmaceuticals, Inc.
                              charles.poole@regn.com
                              (914) 345-7641

Media Contact:                Jeanne Abi-Nader
                              Vice President
                              Robinson, Lerer, Montgomery
                              jabi-nader@rlmnet.com
                              (212) 484-7954

Additional information about Regeneron and recent news releases are available on Regeneron's Worldwide Web Home Page at www.regn.com. Fax copies of news releases can be obtained from Regeneron's News-on-Demand Service by dialing (800) 311-0841.